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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-110423, 333-72016, 333-62318, 333-62316, 333-56724, 333-56722, 333-91943, 333-38946, 333-85759, 333-61733, 333-56207, 033-58807, 333-16695, 333-01385, 333-125331, 333-125332) on Form S-8 and (Nos. 333-81485, 333-03497, 333-124699, 333-131799) on Form S-3 of The Home Depot, Inc. of our report dated March 22, 2006, except as to note 12, which is as of March 24, 2006 relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of January 29, 2006 and January 30, 2005, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended January 29, 2006, management's assessment of the effectiveness of internal control over financial reporting as of January 29, 2006, and the effectiveness of internal control over financial reporting as of January 29, 2006, which reports appear in the January 29, 2006 Annual Report on Form 10-K of The Home Depot, Inc. Our report on the financial statements refers to the Company's change in method of accounting for cash consideration received from a vendor to conform to the requirements of Emerging Issues Task Force No. 02-16 and the Company's adoption of the fair value method of recording stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123, effective February 3, 2003.

/s/ KPMG LLP

Atlanta, Georgia
March 29, 2006

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Consent of Independent Registered Public Accounting Firm